Exhibit 10(f)
STRATUS TECHNOLOGIES GROUP, S.A.
AMENDED AND RESTATED SHAREHOLDERS AGREEMENT
     This Shareholders Agreement (this “Agreement”) is made and entered into as of May 23, 2002 by and among Stratus Technologies Group, S.A. (formerly known as Stratus Computer Systems International S.A.), a Luxembourg société anonyme (the “Company”), Investcorp Stratus Limited Partnership, a Cayman Islands limited partnership and Stratus Holdings Limited, a Cayman Islands corporation (collectively, the “Ordinary Investor”), the Persons (as defined below) listed on Schedule I hereto (the “Series A Investors”) and the Persons listed on Schedule II hereto (the “Series B Investors” and collectively with the Series A Investors, the “Investors”) as well as the Persons listed on Schedule III hereto (the “Management Shareholders” and collectively with the Ordinary Investor and the Investors, and in each case including their respective permitted transferees, the “Shareholders”).
RECITALS
     A. DB Capital Partners, L.P., Intel Atlantic, Inc. and CPQ Holdings, Inc. (the “Original Series A Investors”) purchased 16,227,914 Series A Preference Shares on the terms and conditions set forth in that certain Series A Preference Share Purchase Agreement, dated as of December 28, 2000, by and among the Company, the Ordinary Investor and the Original Series A Investors (the “Series A Purchase Agreement”) pursuant to which certain of the Company’s and such Original Series A Investors’ obligations were conditioned upon the execution of the Shareholders Agreement dated as of February 1, 2001 by and among the Company, the Ordinary Investor, the Original Series A Investors and the Management Shareholders which this Agreement amends and restates (the “Former Shareholders Agreement”).
     B. CPQ Holdings, Inc. transferred all of the Series A Preference Shares held by it to Compaq Cayman Islands Investment Company and Compaq Cayman Islands Investment Company transferred all of such Series A Preference Shares to DB Capital Partners Europe, L.P. and Investcorp Stratus Limited Partnership.
     C. The Series B Investors have agreed to purchase shares of the Series B Preference Shares on the terms and conditions set forth in that certain Series B Preference Share Purchase Agreement, dated as of May 23, 2002, by and among the Company, the Ordinary Investor and the Series B Investors (the “Series B Purchase Agreement”) pursuant to which certain of the Company’s and such Series B Investors’ obligations are conditioned upon the execution of this Agreement.
     D. The Company and the Investors wish to amend and restate the Former Shareholders Agreement to specify certain rights and obligations of the Investors.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS
     1.1 The following terms are used herein with the following meanings:
     (a) The term “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract (including any arrangement providing discretionary investment authority) or otherwise; and the terms “controlling”, “controlled” and “under common control with” have meanings correlative to the foregoing.
     (b) The term “Board” means the board of directors of the Company.
     (c) The term “Business Day” means any day, other than a Saturday, Sunday or a day on which banks located in New York, New York or Luxembourg, Luxembourg shall be authorized or required by law to close.
     (d) The term “Form S-3/F-3” means Form S-3 and Form F-3, as applicable, under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
     (e) The term “Holder” means any Investor or Ordinary Investor owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.
     (f) The term “Ordinary Shares” means the ordinary shares of the Company, par value USD1.50 per share.
     (g) The term “Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.
     (h) The term “Registrable Securities” means: (1) any Ordinary Shares owned by the Holders or issued or to be issued pursuant to conversion of any Series A Preference Shares or Series B Preference Shares owned by the Holders, and (2) any Ordinary Shares issuable as (or issuable upon the conversion or exercise of any warrant, right or other security which is issuable as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preference Shares, Series B Preference Shares or Ordinary Shares described in clause (1) above. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a Person in a transaction in which rights under Section 2 are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

     (i) The number of shares of “Registrable Securities then outstanding” means (1) the number of Ordinary Shares that are Registrable Securities and that are then issued and outstanding, plus the number of Ordinary Shares to be issued pursuant to conversion of any Series A Preference Shares and/or Series B Preference Shares, as the case may be, owned by the Holders, plus (2) any Ordinary Shares issuable as (or issuable upon the conversion or exercise of any warrant, right or other security which is issuable as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preference Shares, Series B Preference Shares or Ordinary Shares described in clause (1) above, which are then issued and outstanding.
     (j) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.
     (k) The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.
     (l) The term “Securities” means the Series A Preference Shares, the Series B Preference Shares and the Ordinary Shares.
     (m) The term “Securities Act” means the United States Securities Act of 1933, as amended.
     (n) The term “Series A Preference Shares” means the redeemable Series A Preference Shares of the Company, par value USD1.50 per share.
     (o) The term “Series A Purchase Price” means USD7.08655446761 per Series A Preference Share.
     (p) The term “Series A Qualified IPO” means a firmly underwritten public offering of Ordinary Shares on either (x) a recognized leading European stock exchange (with the consent of the holders of sixty percent (60%) of the then outstanding Series A Preference Shares) lead managed by an underwriter of internationally recognized standing or (y) pursuant to an effective registration statement on Form S-l or Form F-l (as appropriate) or any successor forms under the Securities Act, lead managed by an underwriter of recognized U.S. national standing, for listing on a U.S. nationally recognized exchange at an effective per share public offering price of at least the Initial Series A Conversion Price (as defined in the Articles) (subject to adjustments as hereinafter provided) multiplied by two (2), and resulting in gross proceeds to the Company in excess of seventy-five million United States Dollars (USD75,000,000) (before deduction of underwriters commissions and expenses).
     (q) The term “Series B Preference Shares” means the redeemable Series B Preference Shares of the Company, par value USD1.50 per share.
     (r) The term “Series B Purchase Price” means USD3.26705200456 per Series B Preference Share.

     (s) The term “Series B Qualified IPO” means a firmly underwritten public offering of Ordinary Shares on either (x) a recognized leading European stock exchange (with the consent of the holders of sixty percent (60%) of the then outstanding Series B Preference Shares) lead managed by an underwriter of internationally recognized standing or (y) pursuant to an effective registration statement on Form S-l or Form F-l (as appropriate) or any successor forms under the Securities Act, lead managed by an underwriter of recognized U.S. national standing, for listing on a U.S. nationally recognized exchange, in either case, if prior to February 1, 2003, at an effective per share public offering price of at least the Initial Series B Conversion Price (as defined in the Articles) (subject to adjustments as hereinafter provided) multiplied by one point seventy-five (1.75), or, if after February 1, 2003, at an effective per share public offering price of at least the Initial Series B Conversion Price (subject to adjustments as hereinafter provided) multiplied by two (2), and in each case resulting in gross proceeds to the Company in excess of seventy-five million United States Dollars (USD75,000,000) (before deduction of underwriters commissions and expenses).
     (t) The term “Shares” means (i) the Series A Preference Shares; (ii) the Series B Preference Shares; (iii) any Ordinary Shares issued or to be issued pursuant to conversion of any Series A Preference Shares or Series B Preference Shares issued (A) under the Series A Purchase Agreement (in the case of Series A Preference Shares) or the Series B Purchase Agreement (in the case of Series B Preference Shares) and (B) pursuant to the Right of First Offer as set forth in Section 3, and (iv) any Ordinary Shares issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, any Series A Preference Shares or Series B Preference Shares described in clause (i), (ii) or (iii) above.
     1.2 Index of Other Defined Terms. In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section
“1934 Act”	2.6	(a)
“Agreement”	Preamble
“Articles”	9.1
“Capital Stock”	3.3
“Code”	10.6
“Company”	Preamble
“Company Information”	10.2	(e)
“Competitive Information”	10.2	(d)
“Co-Sale Notice”	6.1
“Co-Sale Right”	6.1
“Co-Sale Shares”	6.1
“Cutback”	2.2	(a)
“Final Prospectus”	2.6	(d)
“Former Shareholders Agreement”	Recitals
“Incentive Shares”	3.3	(a)
“Information”	2.4	(j)

Defined Term	Section
“Initiating Holder”	2.1	(b)
“Inspectors”	2.4	(j)
“Investor Board Members”	10.2	(c)
“Investor Holders”	2.1	(a)
“Investors”	Preamble
“Liabilities”	2.6	(a)
“Management Shareholders”	Preamble
“NASD”	2.4	(1)
“New Securities”	3.3
“Ordinary Investor”	Preamble
“Ordinary Investor Director”	10.1
“Ordinary Investor Holders”	2.1	(a)
“Ordinary Investor Series A Option”	5.2
“Ordinary Investor Series B Option”	5.6
“Original Series A Investors”	Recitals
“Other Series A Investors”	5.1
“Other Series B Investors”	5.5
“Participation Notice”	3.4
“Participation Rights Holder”	3.1
“Piggyback Notice”	2.2
“Pro Rata Share”	3.2
“Records”	2.4	(j)
“Registration Date”	2.4	(n)
“Request Notice”	2.1	(a)
“Restriction Period”	4.1
“Right of First Offer”	3.1
“Selling Shareholder”	6.1
“Series A Designating Shareholder”	10.2	(a)
“Series A Directors”	10.1
“Series A First Offer Period”	5.2
“Series A First Refusal Notice”	5.1
“Series A Investor Holders”	2.1	(a)
“Series A Investors”	Preamble
“Series A Observer”	10.2	(a)
“Series A Offered Shares”	5.1
“Series A Purchase Agreement”	Recitals
“Series A Representative”	10.2	(a)
“Series A Sale”	5.1
“Series A Second Offer Period”	5.3
“Series A Second Option”	5.3
“Series A Selling Investor”	5.1
“Series B Designating Majority”	10.2	(c)
“Series B Director”	10.1
“Series B First Offer Period”	5.6

Defined Term	Section
“Series B First Refusal Notice”	5.5
“Series B Investor Holders”	2.1	(a)
“Series B Investors”	Preamble
“Series B Observer”	10.2	(c)
“Series B Offered Shares”	5.5
“Series B Purchase Agreement”	Recitals
“Series B Representative”	10.2	(c)
“Series B Sale”	5.5
“Series B Second Offer Period”	5.7
“Series B Second Option”	5.7
“Series B Selling Investor”	5.5
“Shareholders”	Preamble
“Violation”	2.6	(a)
2. REGISTRATION RIGHTS.
     2.1 Demand Registration.
     (a) Request by Holders. If the Company shall, at any time after the earlier of (i) the fourth anniversary of the date hereof (or February 1, 2005 in the case of the Holders of Series A Preference Shares) or (ii) six (6) months after the initial public offering of the Company of shares of Capital Stock of the Company pursuant to an effective registration statement under the Securities Act or a similar statute in any other jurisdiction, receive a written request from either (a) Holders of at least twenty-five percent (25%) of the aggregate Registrable Securities then outstanding and held by the Ordinary Investors (the “Ordinary Investor Holders”), (b) Holders of at least twenty-five percent (25%) of the aggregate Registrable Securities then outstanding and held by the Series A Investors (the “Series A Investor Holders”) or (c) Holders of at least twenty-five percent (25%) of the aggregate Registrable Securities then outstanding and held by the Series B Investors (the “Series B Investor Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.1, then the Company shall, within ten (10) Business Days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.1; and provided, that the Company shall not be obligated to effect any such registration if the Company has, within the one hundred twenty (120) day period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.1 or Section 2.3, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.2, other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.1(b) or Section 2.2(b); and provided, that the Company only shall be obligated to effect a registration pursuant to the above if such registration covers Capital Stock having an aggregate offering price in excess of five million United States Dollars (USD5,000,000).
     (b) Underwriting. If the Holder initiating the registration request under this Section 2.1 (the “Initiating Holder”) intends to distribute the Registrable Securities covered by its request by means of an underwriting, then it shall so advise the Company as a part of its request made pursuant to this Section 2.1 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by the Initiating Holder and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Section 2.1, if the underwriter(s) advise(s) the Company that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) as follows: first, all securities of other participants in the registration, if any, who do not hold Registrable Securities and all other securities for the account of the Company shall be entirely excluded from the underwriting and registration; second, if the underwriters require that the number of securities to be underwritten be further reduced, if the Initiating Holder is an Ordinary Investor, all securities of the Series A Investor Holders and Series B Investor Holders shall be reduced pro rata, and if the Initiating Holder is an Investor, all securities of the Ordinary Investor Holders shall be reduced pro rata; third, if, after the total exclusion of Registrable Securities held by the Ordinary Investor, or the Investors, as the case may be, the underwriter requires that the number of securities to be underwritten be further reduced, the Registrable Securities of all Series A Investor Holders and Series B Investor Holders, including the Initiating Holder, or of all Ordinary Investor Holders, including the Initiating Holder, as the case may be, shall be reduced pro rata according to the number of Registrable Securities then outstanding held by each such Holder requesting registration. Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.
     (c) Maximum Number of Demand Registrations. The Company shall be obligated to effect only three (3) such registrations pursuant to this Section 2.1 with respect to any Request Notice initiated by the Ordinary Investor, only three (3) such registrations pursuant to this Section 2.1 with respect to any Request Notice initiated by the Series A Investors and only three (3) such registrations pursuant to this Section 2.1 with respect to any Request Notice initiated by the Series B Investors.
     (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holder requesting the filing of a registration statement pursuant to this Section 2.1, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a reasonable time, not to exceed ninety (90) days in any twelve (12) month period.
     (e) Expenses. All expenses incurred in connection with any registration pursuant to this Section 2.1, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the Ordinary Investor and one counsel for the Investors (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.1 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company or any holder of securities of the Company other than a Holder participating in such registration) of all discounts, commissions or other amounts payable to underwriter(s) or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.1 if the registration request is subsequently withdrawn at the request of the Initiating Holder, unless such Initiating Holder agrees that such registration constitutes the use by such Initiating Holder of one (1) demand registration pursuant to this Section 2.1 with respect to the Ordinary Investor, the Series A Investors or Series B Investors, as may be applicable (in which case such registration shall also constitute the use by all such Holders of one (1) such demand registration).
     2.2 Piggyback Registrations. The Company shall notify all Holders in writing (a “Piggyback Notice”) at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.1 or Section 2.3 or to any registrations by the Company on Form S-4 or F-4, as the case may be, or any successor forms, and any other equivalent registrations and registrations by the Company of any shares issued pursuant to a share purchase or share option plans or agreements or other incentive share arrangements), and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each such Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the Piggyback Notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of its Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities held by it in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.
     (a) Underwriting. If a registration statement with respect to which the Company gives notice under this Section 2.2 is for an underwritten offering, then the Company shall so advise the Holders in the Piggyback Notice. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting (including a market stand-off agreement of up to 180 days if required by such underwriter or underwriters). Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting (such exclusion, a “Cutback”), and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis with any other holders of securities of the Company participating in such registration based on the total number of Registrable Securities then held by each such Holder and other holders of securities of the Company; provided, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that, subject to the rights of any holders granted registration rights on par with the rights provided for in this Section 2.2, all shares that are not Registrable Securities and are held by any other Person, including, without limitation, any Person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be reapportioned so that the registration includes Registrable Securities that were previously requested by a Holder but excluded pursuant to the Cutback. If all the Registrable Securities requested by the Holders have been included, the other shareholders of the Company may include any Ordinary Shares on a pro rata basis. For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing Persons, and for any Holder that is a corporation, the Holder and all corporations that are Affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all Persons included in such “Holder,” as defined in this sentence.
     (b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including, without limitation, all federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the Ordinary Investor and one counsel for the Investors (but excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers in connection with such offering by the Holders.
     (c) Not Demand Registration. Registration pursuant to this Section 2.2 shall not be deemed to be a demand registration as described in Section 2.1. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.2.
     2.3 Form S-3/F-3 Registration. In case the Company shall at any time receive from a Holder of Registrable Securities a written request that the Company effect a registration on Form S-3/F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:
     (a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefore, and any related qualification or compliance, to all other Holders; and
     (b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.3(a); provided, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:
     (1) if Form S-3/F-3 is not available for such offering by the Holders:
     (2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million five hundred thousand United States Dollars (USD1,500,000); or
     (3) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
     (c) Expenses. All expenses incurred in connection with each registration requested pursuant to this Section 2.3, including without limitation federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursements of one counsel for the Ordinary Investors and one counsel for the Investors (but excluding underwriters’ or brokers’ discounts and commissions relating to shares sold by the Holders), shall be borne by the Company.
     (d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a reasonable time, not to exceed ninety (90) days in any twelve (12) month period.
     (e) Not Demand Registration. Registrations pursuant to this Section 2.3 shall not be deemed to be demand registrations as described in Section 2.1. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.3.
     (f) Maximum Number of Registrations. The Company shall be obligated to effect only two (2) such registrations pursuant to this Section 2.3 with respect to any Request Notice initiated by the Ordinary Investor, only two (2) such registrations pursuant to this Section 2.3 with respect to any Request Notice initiated by the Series A Investors and only two (2) such registrations pursuant to this Section 2.3 with respect to any Request Notice initiated by the Series B Investors.
     2.4 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall use reasonable efforts to, as expeditiously as reasonably possible:
     (a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective, provided, that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days.
     (b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
     (c) Prospectuses. Furnish to each Holder a reasonable number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.
     (d) Blue Sky. Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdictions.
     (e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
     (f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

     (g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
     (h) Marketing. Cause its employees and personnel to use their reasonable best efforts to support the marketing of the Registrable Securities (including, without limitation, the participation in “road shows,” at the request of the underwriters or the holders of a majority of the Registrable Securities to be included in such registration) to the extent possible taking into account the Company’s business needs and the requirements of the marketing process.
     (i) Approvals. Use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such governmental authorities as may be reasonably necessary by virtue of the business and operations of the Company to enable the purchasers thereof to consummate the disposition of such Registrable Securities.
     (j) Inspection Rights. Make available for inspection by any one lead underwriter participating in any such registration and its attorneys, accountants or other agents retained by any such underwriter (collectively, the “Inspectors”), all pertinent financial and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall be reasonably necessary to enable it, for itself and on behalf of the underwriters, to exercise its due diligence responsibility under the Securities Act, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with the preparation and filing of such registration statement. Any of the Information which the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the registration statement, (B) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (C) such Information has been made generally available to the public. The seller of Registrable Securities agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information it deems confidential.

     (k) Transfer Agent. Provide a transfer agent and registrar (which may be the same entity and which may be the Company) for such Registrable Securities to the extent not already provided.
     (l) Listing. Use its reasonable best efforts to list such Registrable Securities on any securities exchange or automated quotation system on which any shares of Capital Stock of the Company are listed or, if the shares of Capital Stock of the Company are not so listed, use its reasonable best efforts to qualify such Registrable Securities for inclusion on the automated quotation system of the National Association of Securities Dealers, Inc. (the “NASD”) or such other securities exchange as the Company shall reasonably determine.
     (m) SEC. Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission and make available to its security holders, as soon as reasonably practicable, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the registration statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act.
     (n) CUSIP. Not later than the effective date of any registration statement (the “Registration Date”), provide a CUSIP number for the Securities registered under such registration statement and provide the trustee with printed certificates for such Securities in a form eligible for deposit with The Depository Trust Company.
     2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.1, 2.2 or 2.3 that the selling Holders shall furnish to the Company such information as may be reasonably requested by the Company, including, but not limited to, information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such Securities as shall be required to timely effect the registration of their Registrable Securities.
     2.6 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.1, 2.2 or 2.3:
     (a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, employees and agents of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) or actions (“Liabilities”) to which they may become subject under the Securities Act, the 1934 Act or other federal, state or foreign law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a “Violation”):
     (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any document incident to registration or qualification of any securities of the Company;
     (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or
     (iii) any violation or alleged violation by the Company of the Securities Act, the 1934 Act, any federal, state or foreign securities law or any rule or regulation promulgated under the Securities Act, the 1934 Act or any federal, state or foreign securities law in connection with the offering covered by such registration statement.
The Company will reimburse each such Holder, partner, officer, director, employee, agent, underwriter or controlling Person of such Holder for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such Liability; provided, that the indemnity agreement contained in this subsection 2.6(a) shall not apply to amounts paid in settlement of any such Liability if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such Liability to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendments, supplement or document by such Holder, partner, officer, director, employee, agent, underwriter or controlling Person of such Holder.
     (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, officers, employees and agents and each Person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, officers, directors, employees or agents or any Person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any Liabilities to which the Company or any such director, officer, employee, agent, controlling Person, underwriter or any such other Holder, partner, director, officer, employee or agent of such other Holder may become subject under the Securities Act, the 1934 Act or other federal, state or foreign law, insofar as such Liabilities arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with the preparation of such registration statement, preliminary prospectus, final prospectus, amendment, supplement or document; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, employee, agent, controlling person, underwriter or other Holder, partner, officer, director, employee, agent or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, that the indemnity agreement contained in this subsection 2.6(b) shall not apply to amounts paid in settlement of any such Liability if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, that the total amounts payable in indemnity by a Holder under this Section 2.6(b) or is contributed under Section 2.6(e) in respect of any Violation shall not exceed the net proceeds actually received by such Holder from the sale of the Registrable Securities effected pursuant to the registration out of which such Violation arises.
     (c) Notice. Promptly after receipt by an indemnified party under this Section 2.6 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflicts of interest between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.6 to the extent the indemnifying party is actually and materially prejudiced as a result thereof, but the omission so to deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.6.
     (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of the Company and the Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any Person if a copy of the Final Prospectus was timely furnished to the indemnified party and was furnished to the Person asserting the Liability at or prior to the time such action is required by the Securities Act.
     (e) Contribution. If the indemnification provided for in this Section 2.6 is unavailable to an indemnified party under Sections 2.6(a) or (b) with respect to any Liabilities thereunder, then each indemnifying party, in lieu of indemnifying such indemnified party, shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such indemnified party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of such party in connection with the statements or omissions that resulted in such Liabilities, as well as any other relevant equitable considerations. The relative fault of the Company and each selling Holder shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and each selling Holder agrees that it would not be just and equitable if contribution pursuant to this Section 2.6(e) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the Liabilities referred to in Sections 2.6(a) and (b) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     2.7 Holdback Agreement. If requested by the Company and the lead or managing underwriters of the Series A Qualified IPO or Series B Qualified IPO, as the case may be, the Holders severally agree not to offer, sell, contract to sell or otherwise dispose of any Registrable Securities, or any securities convertible into or exchangeable or exercisable for such securities, during the one hundred eighty (180) day period (or such lesser period as the lead or managing underwriters may require) beginning on the date of the closing of the Series A Qualified IPO or Series B Qualified IPO, as the case may be, provided that (i) in connection with the closing of the Series A Qualified IPO or Series B Qualified IPO, as the case may be, each officer and director of the Company and holder of one percent (1%) or more of the Company’s fully diluted voting securities is subject to restrictions substantially equivalent to those imposed on the Holders hereunder and (ii) any discretionary waiver or termination by such underwriters of the restrictions set forth in this Section 2.7 or of the substantially equivalent restrictions imposed on officers and directors or one percent (1%) holders pursuant to this Section 2.7 shall apply to such officers and directors and all Persons subject to this Agreement on a pro rata basis, based upon the number of shares held by each Person subject to such restrictions.
     2.8 Termination of the Company’s Obligations. The Company shall have no obligations to a Holder pursuant to this Section 2 after the earlier of (i) the date on which all Registrable Securities, Series A Preference Shares and/or Series B Preference Shares, as the case may be, held by such Holder have been sold; and (ii) the date on which all of such Holder’s Registrable Securities, Series A Preference Shares and/or Series B Preference Shares, as the case may be, may be sold in any three (3) month period without registration pursuant to Rule 144 promulgated under the Securities Act.
     2.9 Transfer of Registration Rights to Third Parties. The registration rights provided in Section 2.1, 2.2 and 2.3 may be transferred without restriction by the Holders to purchasers and transferees of the Series A Preference Shares and/or Series B Preference Shares, as the case may be; provided, that such transfer must comply with Section 8.1.
     2.10 Other Registration Rights. The Company agrees that before it grants registration rights to a third party with terms and conditions more favorable than the registration rights provided in this Section 2, it shall first receive the consent of the holders of at least sixty percent (60%) of the then outstanding Series A Preference Shares and the consent of the holders of at least sixty percent (60%) of the then outstanding Series B Preference Shares, each voting as a separate class.
     2.11 1934 Act Compliance. From and after the Registration Date or such earlier date as a registration statement filed by the Company pursuant to the 1934 Act relating to any class of the Company’s Capital Stock shall have become effective, the Company shall comply with all of the reporting requirements of the 1934 Act, and shall comply with all other public information reporting requirements of the Commission which are conditions to the availability of Rule 144 promulgated under the Securities Act for the sale of Ordinary Shares. The Company shall cooperate with each Shareholder in supplying such information as may be necessary for such Shareholder to complete and file any information reporting forms presently or hereafter required by the Commission as a condition to the availability of Rule 144.
3. RIGHT OF FIRST OFFER.
     3.1 General. The holders of each of the Series A Preference Shares and the Series B Preference Shares (each holder, a “Participation Rights Holder”) shall have the right of first offer to purchase such Participation Rights Holder’s Pro Rata Share (as defined in Section 3.2), of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of First Offer”).
     3.2 Pro Rata Share. (a) A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of First Offer is the ratio of (i) the number of Ordinary Shares held by or that would be received upon conversion of the Series A Preference Shares and/or Series B Preference Shares, as the case may be, held by such Participation Rights Holder at the time of issuance of such New Securities, to (ii) the Company’s then outstanding Ordinary Shares (assuming conversion of the Series A Preference Shares and the Series B Preference Shares and the exercise or conversion of all rights, options, warrants and other convertible securities of the Company).
     (b) The Ordinary Investor and the Management Shareholders shall, to the extent legally permissible, cause the Board of Directors or the General Meeting of Shareholders, as the case may be, to take such action necessary to waive or restrict the Ordinary Investor’s or Management Shareholder’s Right of First Offer as may be necessary to ensure the Participation Rights Holders’ Pro Rata Share of the Right of First Offer. Alternatively, the Ordinary Investor and the Management Shareholders shall assign and transfer to the Investors such rights with respect to the Right of First Offer as shall be necessary to ensure the Participation Rights Holders’ Pro Rata Share of the Right of First Offer.
     3.3 New Securities. “New Securities” shall mean any Ordinary Shares, Series A Preference Shares, Series B Preference Shares or other voting capital stock of the Company (collectively “Capital Stock”), whether now authorized or not, and rights, options or warrants to purchase such Capital Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Capital Stock; provided, that the term “New Securities” shall not include:
(a)	up to nineteen million one hundred thirty-two thousand two hundred thirteen (19,132,213) Ordinary Shares offered to employees, officers, directors or consultants of the Company pursuant to share purchase or share option plans or agreements or other incentive share agreements (“Incentive Shares”);

(b)	options to purchase the Incentive Shares;

(c)	any Series A Preference Shares issued under the Series A Purchase Agreement, as such Agreement may be amended;

(d)	any Series B Preference Shares issued under the Series B Purchase Agreement, as such Agreement may be amended;

(e)	any Ordinary Shares issued upon conversion of (i) the Series A Preference Shares or (ii) the Series B Preference Shares;

(f)	any securities issued in connection with any stock split, stock dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(g)	any securities issued upon the exercise, conversion or exchange of any security outstanding as of the date hereof; or

(h)	any securities issued pursuant to the acquisition of another Person by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, assets of such other Person or fifty percent (50%) or more of the voting power of such other Person or fifty percent (50%) or more of the equity ownership of such other Person.
     3.4 Procedures. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “Participation Notice”), describing the amount and the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have twenty (20) Business Days from the date of receipt of any such Participation Notice to agree in writing to purchase up to such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such twenty (20) Business Day period to purchase all or any portion of such Participation Rights Holder’s Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder (in that particular case only) to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase. Such Participation Rights Holder shall purchase the portion elected by such Participation Rights Holder concurrently with the closing of the transaction triggering the Right of First Offer.
     3.5 Over-Subscription Rights. Each Participation Rights Holder shall have a right of over-subscription such that if any other Participation Rights Holder fails to elect to purchase its full Pro Rata Share of New Securities or any Participation Rights Holder fails to purchase its Pro Rata Share of New Securities, as the case may be, the other Participation Rights Holders shall, among them, have the right to purchase up to the balance of such New Securities not so purchased. Each Participation Rights Holder may exercise such right of over-subscription in the written notice delivered pursuant to Section 3.4 by stating the maximum number of New Securities such Participation Rights Holder elects to purchase. If the number of New Securities elected pursuant to the previous sentence exceeds the number of New Securities available to be purchased pursuant to the first sentence of Section 3.4, each Participation Rights Holder shall be entitled to purchase the number of New Securities equal to the number of New Securities available pursuant to the first sentence of Section 3.4 multiplied by a fraction, the numerator of which is the number of Series A Preference Shares and/or Series B Preference Shares owned by such Participation Rights Holder and the denominator of which is the number of Series A Preference Shares and Series B Preference Shares owned by all Participation Rights Holders which elect to participate in such over-subscription, provided that in no event shall any Participation Rights Holder be required to purchase a number of New Securities greater than the number it offers to purchase pursuant to the Participation Notice.
     3.6 Failure to Exercise. Upon the expiration of such twenty (20) Business Day period and to the extent that the Participation Rights Holders do not elect to exercise their Rights of First Offer, the Company shall have one hundred twenty (120) days thereafter to sell the New Securities described in the Participation Notice at the same or higher price and upon non-price terms and conditions not materially more favorable to the purchasers thereof than specified in the Participation Notice. Any proposed sale on terms and conditions more favorable than those described in the Participation Notice or any sale of such New Securities after such one hundred twenty (120) day period, shall be made only after compliance anew with the provisions of this Section 3.
     3.7 Termination. The Right of First Offer for the Series A Investors shall terminate upon the closing of a Series A Qualified IPO. The Right of First Offer for the Series B Investors shall terminate upon the closing of a Series B Qualified IPO.
4. TRANSFER RESTRICTIONS.
     4.1 Restrictions on Transfer of Shares by the Ordinary Investor and Management Shareholders. Except as otherwise provided herein, neither the Ordinary Investor nor any Management Shareholder may sell, assign, transfer, pledge, hypothecate or otherwise encumber or dispose of, in any way, all or any part of or any interest in any shares of Capital Stock of the Company held by it (excluding any shares of Series A Preference Shares held by by it) for a period ending on the earliest of (i) the second anniversary of the date hereof (the “Restriction Period”), (ii) the closing of a Series A Qualified IPO and (iii) the closing of a Series B Qualified IPO, unless such transfer is (a) approved by the holders of at least sixty percent (60%) of the Series A Preference Shares then outstanding and by the holders of at least sixty percent (60%) of the Series B Preference Shares then outstanding (except that no approval of the Series A Preference Shares shall be required after February 1, 2003), (b) in connection with a Series A Qualified IPO, a Series B Qualified IPO or sale of the Company through a merger, acquisition, consolidation, or sale of all, or substantially all, of the assets of the Company, (c) pursuant to the provisions of a Management Shareholders employment agreement or the Company’s stock option plans, (d) made by the Ordinary Investor to an Affiliate of the Ordinary Investor or (e) to a Person for estate or tax planning purposes. Any sale, assignment, transfer, hypothecation or other encumbrance or disposition of the shares of Capital Stock of the Company not made in conformance with this Agreement shall be null and void, shall not be recorded on the books of the Company and shall not be recognized by the Company.

     4.2 Restrictive Legends. It is understood that each certificate, if any, representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:
THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF LUXEMBOURG OR OF ANY STATES OF THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE AND OTHER SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE AND OTHER SECURITIES LAWS. IN ADDITION, THE SECURITIES ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERS CONTAINED IN AN AMENDED AND RESTATED SHAREHOLDERS AGREEMENT, DATED AS OF MAY 23, 2002. COPIES OF SUCH AGREEMENT MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.
     4.3 Removal of Restrictive Legend. The legend set forth above shall be removed by the Company from any certificate evidencing Shares upon delivery to the Company of an opinion from counsel, reasonably satisfactory to the Company, that a registration statement under the Securities Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Shares.
5. RIGHTS OF FIRST REFUSAL.
     5.1 Notice of Series A Sales. If at any time a Series A Investor (the “Series A Selling Investor”) proposes to sell, assign, transfer, exchange or otherwise convey or dispose (any such sale, assignment, transfer, exchange or other conveyance or disposal being hereinafter referred to as a “Series A Sale”) all or any portion of the Series A Preference Shares held by such Series A Selling Investor (other than, in each case, to one (1) or more of its Affiliates), then the Series A Selling Investor shall promptly give written notice (the “Series A First Refusal Notice”) to the Ordinary Investor and to each of the other Series A Investors (collectively, the “Other Series A Investors”) at least thirty (30) Business Days prior to the closing of such Series A Sale. The Series A First Refusal Notice shall describe in reasonable detail the proposed Series A Sale (including, without limitation, (i) the number of anticipated Series A Preference Shares to be conveyed in such Series A Sale (collectively, the “Series A Offered Shares”), (ii) the nature of such proposed Series A Sale, (iii) the consideration to be paid in connection with such proposed Series A Sale and (iv) the name and address of each prospective purchaser or transferee).

     5.2 The Ordinary Investor’s Series A Option. The Ordinary Investor shall have an option (the “Ordinary Investor Series A Option”) for a period of ten (10) Business Days from receipt of the Series A First Refusal Notice (the “Series A First Offer Period”) to elect to purchase all of the Series A Offered Shares at the same price and subject to the same material terms and conditions described in the Series A First Refusal Notice. The Ordinary Investor may exercise the Ordinary Investor Series A Option and thereby be entitled to purchase all of the Series A Offered Shares, by notifying the Series A Selling Investor in writing (with a copy to each of the Other Series A Investors) before the expiration of the Series A First Offer Period as to its election to so purchase all of the Series A Offered Shares. Payment for the Series A Offered Shares shall be by check or wire transfer, against delivery of the Series A Offered Shares to be purchased, at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than forty-five (45) calendar days after the expiration of the Series A First Offer Period. If the Ordinary Investor does not notify the Series A Selling Investor in writing (with a copy to each of the Other Series A Investors), before the expiration of the Series A First Offer Period, of its election to exercise the Ordinary Investor Series A Option in accordance with the terms of this Section 5.2, the Ordinary Investor shall be deemed to have irrevocably declined to exercise the Ordinary Investor Series A Option with respect to the Series A Offered Shares.
     5.3 Other Investors’ Series A Option. In the event that the Ordinary Investor shall have declined (or is deemed to have declined) to exercise the Series A Ordinary Investor Option with respect to all of the Series A Offered Shares in accordance with Section 5.2, each of the Other Series A Investors shall have an option (the “Series A Second Option”), for a period commencing on and after the date on which the Ordinary Investor shall have so declined (or is so deemed to have declined) to exercise the Ordinary Investor Series A Option and continuing through and including the twentieth (20th) Business Day from receipt of the Series A First Refusal Notice (the “Series A Second Offer Period”), to elect to purchase all of the Series A Offered Shares not elected to be purchased by the Ordinary Investor pursuant to Section 5.2 at the same price and subject to the same material terms and conditions described in the Series A First Refusal Notice. Each of the Other Series A Investors may exercise its Series A Second Option and thereby be entitled to purchase all or, pursuant to the provisions of the next succeeding sentence, a portion of the Series A Offered Shares, by notifying the Series A Selling Investor in writing (with a copy to each of the other Other Series A Investors) before the expiration of the Series A Second Offer Period as to its election to so purchase all of the Offered Shares. If more than one of the Other Series A Investors shall have elected to purchase all of the Series A Offered Shares, in accordance with this Section 5.3, then each of such Other Series A Investors shall purchase its “pro rata portion” of the Offered Shares. For purposes of this Section 5.3, “pro rata portion” shall mean for each Other Series A Investor which shall have elected to exercise its Series A Second Option a fraction, the numerator of which is equal to the number of Series A Preference Shares held by such Other Series A Investor and the denominator of which is equal to the aggregate number of Series A Preference Shares held by all Other Series A Investors which have elected to exercise their respective Series A Second Options. Payment for the Series A Offered Shares shall be by check or wire transfer, against delivery of the Series A Offered Shares to be purchased, at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than forty-five (45) calendar days after the expiration of the Series A Second Offer Period. Not later than five (5) calendar days prior to the time of the scheduled closing, the Series A Selling Investor shall notify each of the Other Series

A Investors which shall have elected to exercise its Series A Second Option of such Other Series A Investor’s “pro rata portion” to be purchased by it in accordance with this Section 5.3.
     5.4. Series A Non-Exercise of Rights. To the extent the Ordinary Investor or the Other Series A Investors do not elect to exercise their rights to purchase all of the Series A Offered Shares, the Series A Selling Investor may, not later than ninety (90) days after the expiration of the Series A Second Offer Period, conclude a transfer of the Series A Offered Shares at a value no less than ninety percent (90%) of the proposed purchase price provided in the Series A First Refusal Notice and upon non-price terms and conditions not materially more favorable to the transferee than those specified in the Series A First Refusal Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Series A First Refusal Notice or any sale of the Series A Offered Shares after such ninety (90) day period, shall be made only after compliance anew with the provisions of this Section 5.
     5.5 Notice of Series B Sales. If at any time a Series B Investor (the “Series B Selling Investor”) proposes to sell, assign, transfer, exchange or otherwise convey or dispose (any such sale, assignment, transfer, exchange or other conveyance or disposal being hereinafter referred to as a “Series B Sale”) all or any portion of the Series B Preference Shares held by such Series B Selling Investor (other than, in each case, to one (1) or more of its Affiliates), then the Series B Selling Investor shall promptly give written notice (the “Series B First Refusal Notice”) to the Ordinary Investor and each of the other Series B investors (collectively, the “Other Series B Investors”) at least thirty (30) Business Days prior to the closing of such Series B Sale. The Series B First Refusal Notice shall describe in reasonable detail the proposed Series B Sale (including, without limitation, (i) the number of anticipated Series B Preference Shares to be conveyed in such Series B Sale (collectively, the “Series B Offered Shares”), (ii) the nature of such proposed Series B Sale, (iii) the consideration to be paid in connection with such proposed Series B Sale and (iv) the name and address of each prospective purchaser or transferee).
     5.6 The Ordinary Investor’s Series B Option. The Ordinary Investor shall have an option (the “Ordinary Investor Series B Option”) for a period of ten (10) Business Days from receipt of the First Refusal Notice (the “Series B First Offer Period”) to elect to purchase all of the Series B Offered Shares at the same price and subject to the same material terms and conditions described in the Series B First Refusal Notice. The Ordinary Investor may exercise the Ordinary Investor Series B Option and thereby be entitled to purchase all of the Series B Offered Shares, by notifying the Series B Selling Investor in writing (with a copy to each of the Other Series B Investors) before the expiration of the Series B First Offer Period as to its election to so purchase all of the Series B Offered Shares. Payment for the Series B Offered Shares shall be by check or wire transfer, against delivery of the Series B Offered Shares to be purchased, at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than forty-five (45) calendar days after the expiration of the Series B First Offer Period. If the Ordinary Investor does not notify the Series B Selling Investor in writing (with a copy to each of the Other Series B Investors), before the expiration of the Series B First Offer Period, of its election to exercise the Ordinary Investor Series B Option in accordance with the terms of this Section 5.6, the Ordinary Investor shall be deemed to have irrevocably declined to exercise the Ordinary Investor Series B Option with respect to the Series B Offered Shares.

     5.7 Other Investors’ Series B Option. In the event that the Ordinary Investor shall have declined (or is deemed to have declined) to exercise the Ordinary Investor Series B Option with respect to all of the Series B Offered Shares in accordance with Section 5.6, each of the Other Series B Investors shall have an option (the “Series B Second Option”), for a period commencing on and after the date on which the Ordinary Investor shall have so declined (or is so deemed to have declined) to exercise the Ordinary Investor Series B Option and continuing through and including the twentieth (20th) Business Day from receipt of the Series B First Refusal Notice (the “Series B Second Offer Period”), to elect to purchase all of the Series B Offered Shares not elected to be purchased by the Ordinary Investor pursuant to Section 5.6 at the same price and subject to the same material terms and conditions described in the Series B First Refusal Notice. Each of the Other Series B Investors may exercise its Series B Second Option and thereby be entitled to purchase all or, pursuant to the provisions of the next succeeding sentence, a portion of the Series B Offered Shares, by notifying the Series B Selling Investor in writing (with a copy to each of the other Other Series B Investors) before the expiration of the Series B Second Offer Period as to its election to so purchase all of the Series B Offered Shares. If more than one of the Other Series B Investors shall have elected to purchase all of the Series B Offered Shares, in accordance with this Section 5.7, then each of such Other Series B Investors shall purchase its “pro rata portion” of the Offered Series B Shares. For purposes of this Section 5.7, “pro rata portion” shall mean for each Other Series B Investor which shall have elected to exercise its Series B Second Option a fraction, the numerator of which is equal to the number of Series B Preference Shares held by such Other Series B Investor and the denominator of which is equal to the aggregate number of Series B Preference Shares held by all Other Series B Investors which have elected to exercise their respective Series B Second Options. Payment for the Series B Offered Shares shall be by check or wire transfer, against delivery of the Series B Offered Shares to be purchased, at a place agreed upon between the parties and at the time of the scheduled closing therefore, which shall be no later than forty-five (45) calendar days after the expiration of the Series B Second Offer Period. Not later than five (5) calendar days prior to the time of the scheduled closing, the Series B Selling Investor shall notify each of the Other Series B Investors which shall have elected to exercise its Series B Second Option of such Other Series B Investor’s “pro rata portion” to be purchased by it in accordance with this Section 5.7.
     5.8 Series B Non-Exercise of Rights. To the extent the Ordinary Investor or the Other Series B Investors do not elect to exercise their rights to purchase all of the Series B Offered Shares, the Series B Selling Investor may, not later than ninety (90) days after the expiration of the Series B Second Offer Period, conclude a transfer of the Series B Offered Shares at a value no less than ninety percent (90%) of the proposed purchase price provided in the Series B First Refusal Notice and upon non-price terms and conditions not materially more favorable to the transferee than those specified in the Series B First Refusal Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Series B First Refusal Notice or any sale of the Series B Offered Shares after such ninety (90) day period, shall be made only after compliance anew with the provisions of this Section 5.
     5.9 Termination. (a) The provisions of Sections 5.1, 5.2, 5.3 and 5.4 shall terminate upon the earlier of the end of the Restriction Period and the closing of a Series A Qualified IPO.

     (b) The provisions of Sections 5.5, 5.6, 5.7 and 5.8 shall terminate upon the earlier of the end of the Restriction Period and the closing of a Series B Qualified IPO.
6. CO-SALE RIGHTS.
     6.1 Co-Sale Right. If the Ordinary Investor or any of the Management Shareholders (the “Selling Shareholder”) proposes to sell, transfer, assign, exchange or otherwise convey or dispose of all or a portion of the shares of Capital Stock of the Company, or rights to acquire shares of Capital Stock of the Company, held by such Selling Shareholder (excluding any Series A Preference Shares held by such Selling Shareholder), then the Selling Shareholder shall promptly give written notice (the “Co-Sale Notice”) to each of the holders of Series A Preference Shares and the Series B Preference Shares at least fifteen (15) Business Days prior to the closing of such sale. The Co-Sale Notice shall describe in reasonable detail the proposed sale including, without limitation, the number of shares to be sold or transferred (the “Co-Sale Shares”), the nature of such sale, the consideration to be paid, and the name and address of each prospective purchaser or transferee. Each holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, shall have the right, exercisable upon written notice to the Selling Shareholder within ten (10) Business Days after receipt of the Co-Sale Notice, to participate in such sale of Co-Sale Shares on the same terms and conditions. To the extent one (1) or more of the holders of the Series A Preference Shares and/or one (1) or more of the holders of the Series B Preference Shares, as the case may be, exercises such right of co-sale (the “Co-Sale Right”) in accordance with the terms and conditions set forth below, the number of Co-Sale Shares that the Selling Shareholder may sell in the relevant transaction shall be correspondingly reduced. The Co-Sale Right of each holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, shall be subject to the following terms and conditions:
     (i) Each holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, may sell all or any part of that number of the Series A Preference Shares and/or Series B Preference Shares held by such holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, that is equal to the product obtained by multiplying:
     (A) in the event that the Co-Sale Shares are Ordinary Shares, (x) the aggregate number of shares of Co-Sale Shares set forth in the Co-Sale Notice by (y) a fraction, the numerator of which is the number of Ordinary Shares held by or that would be received upon conversion of the Series A Preference Shares and/or Series B Preference Shares, as the case may be, owned by such Investor at the time of the sale and the denominator of which is the aggregate number of Ordinary Shares held by or that would be received by the Selling Shareholder and all Investors which are exercising their Co-Sale Rights at such time; and
     (B) in the event that the Co-Sale Shares are Series A Preference Shares or Series B Preference Shares, (a) the aggregate number of Series A Preference Shares and/or Series B Preference Shares, as the case may be, set forth in the Co-Sale Notice by (b) a fraction, the numerator of which is the number of Series A Preference Shares and/or Series B Preference Shares, as the case may be, owned by such Investor at the time of the sale and the denominator which is the aggregate number of Series A

Preference Shares and/or Series B Preference Shares, as the case may be, held by the Selling Shareholder and all Investors which are exercising their Co-Sale Rights at such time.
     (ii) Each holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, shall effect its participation in the sale by promptly delivering to the Secretary of the Company a written notice requesting the Secretary to revise the share ledger to represent the proposed sale of Shares to the prospective purchaser upon the closing of the proposed sale. Such notice shall include the following information:
     (A) The type and number of shares of Capital Stock of the Company which such holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, elects to sell; provided, that if the prospective purchaser objects to the delivery of Series A Preference Shares or Series B Preference Shares in lieu of Ordinary Shares, such holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, shall convert such Series A Preference Shares and/or Series B Preference Shares, as the case may be, into Ordinary Shares and deliver that number of Ordinary Shares as calculated in Section 6.1(i)(A). The Company agrees to make any such conversion concurrent with the actual sale of such Shares to the purchaser; and
     (B) The name and address of the prospective purchaser.
     6.2 Upon receipt of notice from the Company that the transfer of Shares in the stock ledger has occurred, the Selling Shareholder shall concurrently therewith assign to such holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, that portion of the sale proceeds to which such holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibit such assignment of proceeds or otherwise refuse to purchase shares or other securities from a holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be, exercising its Co-Sale Rights, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any shares of Capital Stock of the Company unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares of Capital Stock of the Company from such holder of Series A Preference Shares and/or Series B Preference Shares, as the case may be.
     6.3 Non-Exercise of Rights. To the extent the holders of Series A Preference Shares and/or Series B Preferred Shares do not elect to participate in the sale of Co-Sale Shares in the time periods specified, the Selling Shareholder may, not later than one hundred twenty (120) days following delivery to the holders of the Series A Preference Shares and/or Series B Preferred Shares of the Co-Sale Notice, conclude a sale of the Co-Sale Shares on terms and conditions not materially more favorable to the transferee than those described in the Co-Sale Notice. Any proposed transfer on terms and conditions materially more favorable than those described in the Co-Sale Notice or any sale of such Co-Sale Shares after the one hundred twenty (120) day period, shall be made only after compliance anew with the provisions of this Section 6.
     6.4 Termination. The Co-Sale Right shall terminate with respect to holders of Series A Preference Shares upon the closing of a Series A Qualified IPO, and with respect to holders of Series B Preference Shares, upon the closing of a Series B Qualified IPO.
     6.5 Application. For avoidance of doubt, this Section 6 shall not apply to any sale, transfer, assignment, exchange, conveyance or disposal of all or any portion of any Series A Preference Shares held by the Ordinary Investor.
7. EXEMPT TRANSACTIONS.
     Notwithstanding the foregoing, the provisions of Section 5 and Section 6 shall not apply to (a) any transfer by a Management Shareholder to the ancestors, descendants or spouse of such Management Shareholder or to trusts for the benefit of such Persons; (b) any bona fide gift to ancestors, descendants, spouse or bona fide charitable organizations by a Management Shareholder; (c) any transfer pursuant to the provisions of a Management Shareholders employment agreement or the Company’s stock option plans; or (d) any transfer required as a result of any anti-trust investigation; provided that (i) the transferring Shareholder shall inform the other parties of such transfer or gift prior to effecting it and (ii) the transferee or donee shall furnish the Company and the other Shareholders with a written agreement to be bound by and comply with all provisions of this Agreement applicable to the transferor. Such transferred Securities shall remain “Securities” hereunder, and such transferee or donee shall be treated as, and subject to the obligations of, the transferring Shareholder, Management Shareholder or Investor, as may be applicable, for purposes of this Agreement.
8. ASSIGNMENT AND AMENDMENT.
     8.1 Assignment. The rights provided in this Agreement to any party other than the Company may be assigned to a third party who is a permitted transferee of shares of Capital Stock of the Company hereunder; provided, that no party may be assigned the Right of First Offer unless the Company is given written notice by the holders of Series A Preference Shares and/or Series B Preference Shares, as the case may be, proposing to assign the rights provided in this Agreement at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned and which rights are being assigned; and provided further that any such assignee shall agree to be bound by the terms of this Agreement.
     8.2 Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) as to the Company, only by the Company, (ii) as to the Ordinary Investor, only by the Ordinary Investor, (iii) as to the Series A Preference Shares, only by sixty percent (60%) of the holders of the Series A Preference Shares then outstanding; (iv) as to the Series B Preference Shares, only by sixty percent (60%) of the holders of the Series B Preference Shares then outstanding; and (v) as to the Management Shareholders, only by each Management Shareholder. Any amendment or waiver effected in accordance with this Section 8.2 shall be binding upon the Shareholders, each permitted successor or assignee of such Shareholder and the Company.

9. VOTING ARRANGEMENT.
     9.1 The holders of the Series A Preference Shares, the holders of the Series B Preference Shares, the Ordinary Investor and the Management Shareholders hereby agree that the holders of the Series A Preference Shares and the holders of the Series B Preference Shares shall have the right to vote on an “as-if converted” basis, determined pursuant to the provisions of Article 9 of the Amended and Restated Articles of Association of the Company, as amended (the “Articles”) governing the conversion of the Series A Preference Shares and the Series B Preference Shares into Ordinary Shares, on any vote taken at any meeting, or in connection with any written consent, of the Company’s shareholders. Each of the Ordinary Investor and the Management Shareholders hereby agrees to take such action necessary to give effect to the foregoing, including voting or otherwise consenting with respect to a number of Ordinary Shares held by it as directed by (a) the holders of the Series A Preference Shares (with respect to the Series A Preference Shares) and (b) the holders of the Series B Preference Shares (with respect to Series B Preference Shares) so as to represent the additional Ordinary Shares such holders of the Series A Preference Shares and/or Series B Preference Shares, as applicable, would be entitled to receive if such holders had converted all of their then outstanding Series A Preference Shares and/or Series B Preference Shares, as the case may be, into Ordinary Shares the day of such vote or written consent.
     9.2 The Company agrees not to effect any share split, reverse share split, share dividend, recapitalization, reclassification or similar transaction which will adversely affect the voting rights of the holders of the Series A Preference Shares or the holders of the Series B Preference Shares.
     9.3 Each of the Shareholders hereby agrees to take such action necessary, including voting or otherwise consenting with respect to the Securities owned by it, or cause any representatives designated by such Shareholder to take such action necessary, including voting or otherwise consenting, as may be required under applicable Luxembourg law, to give full and timely effect to Article VII of the Articles with respect to the redemption of the Series A Preference Shares and the redemption of the Series B Preference Shares.
10. BOARD OF DIRECTORS.
     10.1 Election of Directors. The Shareholders shall take all action within their respective power, including, but not limited to, the voting of all Securities owned by them, to cause the Board to consist of fifteen (15) directors or such other number as the Shareholders may from time to time establish which shall at all times throughout the term of this Agreement be comprised of (a) six (6) directors to be designated by the Ordinary Investor (each, an “Ordinary Investor Director”), (b) the number of observers or directors as set forth in Section 10.2(a) (the “Series A Directors”) and (c) the number of observers or directors as set forth in Section 10.2(c) (the Series B Director”); provided that if the Series A Designating Shareholder or the Series B Designating Majority, each as defined in Section 10.2, exercises its right to appoint an observer rather than a director, the number of directors of the Company shall be reduced accordingly.
     10.2 Other Shareholders Directors.
     (a) For as long as a Series A Investor holds at least fifty percent (50%) of (i) the Series A Preference Shares issued as of February 1, 2001 to such Series A Investor or (ii) the number of Ordinary Shares issued upon conversion of such Series A Preference Shares (the “Series A Designating Shareholder”), such Series A Designating Shareholder shall have the right to appoint a representative of the Series A Investor (the “ Series A Observer”) to attend all meetings of the Board and all committees (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to the Series A Observer, concurrently with the members of the Board and each such committee, and in the same manner, notice of such meeting and a copy of all materials provided to such members. For so long as the Series A Designating Shareholder shall be entitled to appoint a Series A Observer pursuant to this Section 10.2(a), the Series A Designating Shareholder shall, by written election delivered to the Company, be entitled to designate a representative for appointment as a director to the Board (the “ Series A Representative”), in lieu of the Series A Observer contemplated above. Upon written request of the Series A Designating Shareholder, the Company and the Shareholders shall take, or cause to be taken, all actions necessary to cause the Series A Representative designated by the Series A Designating Shareholder to be elected to the Board, including recommending to the shareholders of the Company that they vote for the election to the Board of the individual designated by the Series A Designating Shareholder.
     (b) For as long as an Investor holds less than fifty percent (50%) but at least twenty five percent (25%) of (i) the Series A Preference Shares issued as of February 1, 2001 to such Investor or (ii) the number of Ordinary Shares issued upon conversion of such Series A Preference Shares, such Series A Designating Shareholder shall have the right to appoint an Observer to attend all meetings of the Board and all committees (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to such representative, concurrently with the members of the Board and each such committee, and in the same manner, notice of such meeting and a copy of all materials provided to such members. Such Investor will not have the right to have such Observer or any other designee appointed as a director. In addition, for as long as DB Capital Partners Europe, L.P. holds at least fifty percent (50%) of (i) the Series A Preference Shares issued as of February 1, 2001 to such Investor or (ii) the number of Ordinary Shares issued upon conversion of such Series A Preference Shares, such Investor shall have the right to designate a representative for appointment as a director to the Board in addition to the Series A Representative or Series A Observer provided for in Section 10.2(a).
     (c) For as long as at least fifty percent (50%) of the Series B Preference Shares issued as of the date hereof or the number of Ordinary Shares issued upon conversion of such Series B Preference Shares remains outstanding, the holder or holders of a majority of such outstanding Series B Preference Shares or Ordinary Shares (the “Series B Designating Majority”) shall have the right to appoint a representative of the Series B Investors (the “Series B Observer”) to attend all meetings of the Board and all committees (whether in person, telephonic or other) in a non-voting, observer capacity and the Company shall provide to the Series B Observer, concurrently with the members of the Board and each such committee, and in the same manner, notice of such meeting and a copy of all materials provided to such members. For so long as the Series B Designating Majority shall be entitled to appoint a Series B Observer pursuant to this Section 10.2(c), the Series B Designating Majority shall, by written election delivered to the Company, be entitled to designate a representative for appointment as a director to the Board (the “Series B Representative”, together with all Series A Observers, Series A Representatives and the Series B Observer, the “Investor Board Members” and each, an “Investor

Board Member”), in lieu of the Series B Observer contemplated above. Upon written request of the Series B Designating Majority, the Company and the Shareholders shall take, or cause to be taken, all actions necessary to cause the Series B Representative designated by the Series B Designating Majority to be elected to the Board, including recommending to the shareholders of the Company that they vote for the election to the Board of the individual designated by the Series B Designating Majority.
     (d) The Company acknowledges that the Series A Designating Shareholder(s) and/or the Investor or Investors that constitute the Series B Designating Majority will likely have, from time to time, information that may be of interest to the Company (“Competitive Information”) regarding a wide variety of matters including, by way of example only, (i) technologies, plans and services, and plans and strategies relating thereto of the Series A Designating Shareholder(s) and/or members of the Series B Designating Majority, (ii) current and future investments that the Series A Designating Shareholder(s) and/or the members of the Series B Designating Majority have made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Company’s and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Company. Such Competitive Information may or may not be known by the Investor Board Members. The Company, as a material part of the consideration for this Agreement, agrees that neither any Investor nor any Investor Board Member shall have any duty to disclose any Competitive Information to the Company or permit the Company to participate in any projects or investments based on any Competitive Information, or to otherwise take advantage of any opportunity that may be of interest to the Company if it were aware of such Competitive Information, and hereby waives, to the extent permitted by law, any claim based on the corporate opportunity doctrine or otherwise that could limit any Investor’s ability to pursue opportunities based on such Competitive Information or that would require any Investor or Investor Board Member to disclose any such Competitive Information to the Company or offer any opportunity relating thereto to the Company.
     (e) Each of the Investors acknowledges that the Company and members of the Board will likely have, from time to time, information that may be of interest to the Investors (“Company Information”) regarding a wide variety of matters including, by way of example only, (i) the Company’s technologies, plans and services, and plans and strategies relating thereto, (ii) current and future investments the Company has made, may make, may consider or may become aware of with respect to other companies and other technologies, products and services, including, without limitation, technologies, products and services that may be competitive with the Investors’ and (iii) developments with respect to the technologies, products and services, and plans and strategies relating thereto, of other companies, including, without limitation, companies that may be competitive with the Investors. The Investors, as a material part of the consideration for this Agreement, agree that the Company, acting through its Chairman, Secretary or other authorized officer, may require that none of a particular Investor, or any Investor Board Member shall participate in any discussions of the Board or any committees thereof or receive any information or documentation with respect to any Company Information that may compromise the Company’s interest in maintaining the confidentiality of Company Information from present or potential competitors or with respect to which the Company is subject to confidentiality obligations. Any Investor Board Member that is prohibited from participation in, or observation of, all or part of a Board meeting or from receipt of information or documentation due to the foregoing may not participate in any related Board vote or deliberations.
     10.3 Removal of Directors. Each Ordinary Investor Director, Series A Director and Series B Director is subject to removal at any time for any reason, or for no reason, by the Shareholder or Shareholders which designated such director.
     10.4 Filling Vacancies.
     (a) If at any time a vacancy is created on the Board by reason of the death, removal or resignation of any of the directors, the Shareholders agree to take such action, within twenty (20) days of such occurrences, to approve and elect director(s) designated to fill such vacancy or vacancies in the following manner:
     (i) If a vacancy is created by reason of the death, removal or resignation of any of the Ordinary Investor Directors, the Ordinary Investor shall have the right to designate a nominee to be elected to fill such vacancy until the next annual meeting of shareholders of the Company;
     (ii) If a vacancy is created by reason of the death, removal or resignation of a Series A Director, the relevant Series A Designating Shareholder shall have the right to designate a nominee to be elected to fill such vacancy until the next annual meeting of shareholders of the Company;
     (iii) If a vacancy is created by reason of the death, removal or resignation of a Series B Director, the Series B Designating Majority shall have the right to designate a nominee to be elected to fill such vacancy until the next annual meeting of shareholders of the Company.
     (b) If a vacancy is created in any manner other than as specified in Section 10.4(a), whether by expansion of the size of the Board or otherwise, the Shareholders agree to take such action, within twenty (20) days of such occurrence, to approve and elect director(s) designated by holders of a majority of the Securities then outstanding, and in accordance with the provisions of Section 9.1, such director(s) to be elected to fill such vacancy until the next annual meeting of the shareholders of the Company.
     10.5 Covenant to Vote. Each of the Shareholders shall vote the Securities then owned or controlled by such Shareholder (i) at any annual or special meeting of shareholders of the Company called for the purpose of voting on the election or removal of directors or (ii) by written consent of Shareholders of the Company with respect to the election or removal of directors in favor of the election of the directors nominated or the removal of the directors designated in accordance with this Section 10.
     10.6 Covenant Regarding United States Shareholder Status. The Ordinary Investor shall promptly notify the Investors if and when the Ordinary Investor, or any Person holding an interest with respect to the Ordinary Investor, becomes a United States shareholder within the meaning of Section 951(b) of the Internal Revenue Code of 1986, as amended (the “Code”).
11. GENERAL PROVISIONS.
     11.1. Notices. (a) Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given;
     (i) in the case of hand delivery to the address set forth below, on the next Business Day after delivery;
     (ii) in the case of delivery by an internationally recognized overnight courier to the address set forth below, freight prepaid, on the next Business Day after delivery;
     (iii) in the case of a notice sent by facsimile transmission to the number, and addressed as, set forth below, on the next Business Day after delivery, if facsimile transmission is confirmed; and
     (iv) in the case of a notice sent by email to the email address set forth below, on the date of written acknowledgment of receipt of such email by the recipient.
     (b) In the event that notices are given pursuant to one of the methods listed in clauses (i) through (iii) above, a copy of the notice should also be sent by email.
     (c) Contact details:
     For the Company:
Stratus Technologies Group, S.A.
10 rue Antoine Jans
in L-1820 Luxembourg
Attn: General Counsel
Fax: (978) 461-5777
Email: fred_prifty@stratus.com
     With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn: E. Michael Greaney, Esq.
Steven Shoemate, Esq.
Fax: (212) 351-4035
Email: mgreaney@gibsondunn.com; sshoemate@gibsondunn.com

     For the Ordinary Investors:
Stratus Holdings Limited
c/o Investcorp Management Services Limited
P.O. Box 5340
Manama, Bahrain
Fax: + 973-536-541
Investcorp Stratus Limited Partnership
c/o Investcorp Management Services Limited
P.O. Box 5340
Manama, Bahrain
Fax: + 973-536-541
     With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn: David Rosenauer
Fax: (212) 351-4035
Email: drosenauer@gibsondunn.com
     For Intel Atlantic, Inc.:
EMEA Portfolio Management
c/o Intel Corporation (UK) Ltd.
Mail-stop iSw 68
Pipers Way, Swindon
Wiltshire SN3 1RJ
United Kingdom
Attn: EMEA Portfolio Management
Fax: + 44 (0) 1793 403524
Email: EMEAportfolio@intel.com
     For DB Capital Partners Europe, L.P.
DB Capital Partners
31 West 52nd Street, 26th Floor
New York, NY 10019
Attn: Robert Sharp
Fax: (646) 324-7075
Email: rob.sharp@db.com

     With a copy to:
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036-2787
Attn: William F. Wynne, Jr., Esq.
Fax: (212)354-8113
Email: wwynne@whitecase.com
     For Management Shareholders:
As set forth on Schedule II.
     For New Stratus Investments Limited:
New Stratus Investments Limited
Paget-Brown & Company Ltd.
West Wind Building, Harbour Drive
P.O. Box 1111
George Town, Grand Cayman
Cayman Islands, B.W.I.
     With a copy to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attn: David Rosenauer
Fax: (212)351-4035
Email: drosenauer@gibsondunn.com
     For Intel Capital Corporation:
c/o Intel Corporation (UK) Ltd.
Mail-stop iSw 68
Pipers Way, Swindon
Wiltshire SN3 1RJ
United Kingdom
Attn: EMEA Portfolio Management
Fax: + 44 (0)1793 403524
Email: EMEAportfolio@intel.com
     Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.1, by giving the other parties written notice of the new address in the manner set forth above.

     11.2 Inspection Rights. For as long as an Investor holds at least twenty-five percent (25%) of the Series A Preference Shares and/or Series B Preference Shares in the aggregate held by such Investor as of the date hereof or the number of Ordinary Shares issued upon conversion of such Series A Preference Shares and/or Series B Preference Shares, as the case may be, the Company shall permit such Investor, at such Investor’s expense, to examine the books of account and records and other documents of the Company reasonably related to such Investor’s interest as an equity holder of the Company at such reasonable times as may be requested by the Investor; provided, however, that no information shall be provided, and no inspection rights granted, that would violate any confidentiality obligations of the Company.
     11.3 Entire Agreement. This Agreement, together with all the Schedules and Exhibits hereto and the other documents identified herein, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations, written or oral, among the parties respecting the subject matter hereof; provided, however, that nothing in this Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.
     11.4 Governing Law. This Agreement, and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by and construed exclusively in accordance with the internal laws of the State of New York without regard to conflict of laws and choice of law.
     11.5 Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties, then each party shall nominate one senior officer of the rank of Vice President or higher as its representative. These representatives shall, within thirty (30) days of a written request by any party to call such a meeting, meet in person and alone (except for one assistant for each party) and shall attempt in good faith to resolve the dispute. If the disputes cannot be resolved by such senior managers in such meeting, the parties agree that they shall, if requested in writing by any party, meet within thirty (30) days after such written notification for one day with an impartial mediator and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within thirty (30) days after the one day mediation, any party may begin litigation proceedings.
     11.6 Submission to Jurisdiction; Waiver of Jury Trial. The Company, the Ordinary Investor, the Management Shareholders and the Investors hereby submit to the jurisdiction of the state and federal courts located within the State of New York for purposes of all legal proceedings which may arise hereunder or under any of the other documents entered into in connection herewith. The Company, the Ordinary Investor, the Management Shareholders and the Investors irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The Company, the Ordinary Investor, the Management Shareholders and the Investors hereby consent to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in Section 11.1 or in any other manner permitted by law. THE COMPANY, THE ORDINARY INVESTOR, THE MANAGEMENT SHAREHOLDERS AND THE INVESTORS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE COMPANY, THE ORDINARY INVESTOR, THE MANAGEMENT SHAREHOLDERS AND THE INVESTORS.
     11.7 Severability. If any term, provision, agreement, covenant or restriction of the Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     11.8 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.
     11.9 Successors and Assigns. Subject to the provisions of Section 8.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.
     11.10 Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.
     11.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile of an executed counterpart of any signature page to this Agreement to be executed hereunder shall have the same effectiveness as the delivery of a manually executed counterpart thereof.
     11.12 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of Series A Preference Shares or Series B Preference Shares of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of Series A Preference Shares or Series B Preference Shares, as the case may be, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

STRATUS TECHNOLOGIES GROUP, S.A.
By:	/s/ Robert C. Laufer
	Name:	Robert C. Laufer
	Title:	Director

Series A Investors:

DB CAPITAL PARTNERS EUROPE, L.P.			INVESTCORP STRATUS LIMITED PARTNERSHIP

By	Civic Investments LTD.

its General Partner

By:	/s/ [ILLEGIBLE]		By:

	Name:	Director	Name:
	Title:		Title:

INTEL ATLANTIC, INC.			LEGAL OK

By:	/s/ Ravi Jacob

	Name:	Ravi Jacob
	Title:	Assistant Treasurer
SIGNATURE PAGE TO STRATUS TECHNOLOGY
AMENDED & RESTATED SHAREHOLDER ________

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

STRATUS TECHNOLOGIES GROUP, S.A.
By:
Name:
Title:

Series A Investors:

DB CAPITAL PARTNERS EUROPE, L.P. By ·, its General Partner		INVESTCORP STRATUS LIMITED PARTNERSHIP

By:		By:	/s/ Mahmoud Al Aradi

	Name:		Name:	Mahmoud Al Aradi
	Title:		Title:	Authorized Representative

INTEL ATLANTIC, INC.
By:
Name:
Title:

Series B Investors:

DB CAPITAL PARTNERS EUROPE, L.P.			NEW STRATUS INVESTMENTS LIMITED
By CIVIC INVESTMENTS LTD,
its General Partner

By:	/s/ Niall I. McCallum		By:	/s/ Sydney J. Coleman

	Name:	NIALL I MCCALLUM		Name:	Sydney J Coleman
	Title:	DIRECTOR		Title:	Director

INTEL CAPITAL CORPORATION
By:	/s/ Ravi Jacob
	Name:	Ravi Jacob
	Title:	Assistant Treasurer

Ordinary Investor:

INVESTCORP STRATUS LIMITED PARTNERSHIP
By:	/s/ Mahmo_d Al Aradi
	Name:	Mahmo_d Al Aradi
	Title:	Authorized Representative

STRATUS HOLDINGS LIMITED
By:
Name:
Title:

Ordinary Investor:

INVESTCORP STRATUS LIMITED PARTNERSHIP
By:
Name:
Title:

STRATUS HOLDINGS LIMITED
By:	/s/ Sydney J. Coleman
	Name:	The Director Ltd.
	Title:	Director

MANAGEMENT SHAREHOLDERS
SIGNATURE PAGE TO THE AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT

/s/ Stephen Kiely	/s/ Frederick Prifty

Stephen Kiely	Frederick Prifty

/s/ David Laurello	/s/ John Scanlon

David Laurello	John Scanlon

/s/ Robert Laufer	/s/ Richard Suech

Robert Laufer	Richard Suech